Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment


STRATEGIC PARTNERS MUTUAL FUNDS, INC.

Strategic Partners Relative Value Fund
Supplement dated June 13, 2005
to
Prospectus dated March 1, 2005
Effective June 3, 2005, Andrew Wellington and David
DiDomenico resigned from Neuberger Berman Management, Inc.
and no longer serve as the portfolio managers of the Strategic Partners Relative Value Fund (the "Fund"). They are replaced by Basu Mullick, who is responsible for the day-to-day portfolio management of the Fund.